Exhibit 99.1

LEXINGTON REALTY TRUST TRADED: NYSE: LXP ONE PENN PLAZA, SUITE 4015 NEW YORK, NY 10119-4015

Contact:
Investor or Media Inquiries for Lexington Realty Trust:
Beth Boulerice, Chief Financial Officer
Lexington Realty Trust
Phone: (212) 692-7200 E-mail: bboulerice@lxp.com

FOR IMMEDIATE RELEASE
June 3, 2020

LEXINGTON REALTY TRUST ANNOUNCES
FULL EXERCISE OF OPTION BY UNDERWRITERS AND
CLOSING OF PUBLIC OFFERING OF COMMON SHARES

New York, NY - June 3, 2020 - Lexington Realty Trust (NYSE:LXP) ("Lexington"), a real estate investment trust (REIT) focused on single-tenant industrial real estate investments, today announced that it in connection with Lexington’s underwritten public offering of common shares the underwriters have exercised in full their option to purchase an additional 2,250,000 common shares. The issuance of the additional 2,250,000 common shares closed on June 3, 2020. The full exercise of the option to purchase the additional shares brings the total number of shares sold in the offering to 17,250,000. Aggregate net proceeds to Lexington from the offering, after deducting offering expenses, were approximately $164.3 million.
Lexington intends to use the net proceeds from the offering for working capital and general corporate purposes, including acquisitions it may identify in the future. Pending the application of such net proceeds, Lexington may use such net proceeds to pay down all or a portion of the outstanding balance under its revolving credit facility.
Morgan Stanley and BofA Securities acted as underwriters for the offering.
This offering was made pursuant to Lexington’s currently effective shelf registration statement, which was previously filed with the Securities and Exchange Commission.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.
ABOUT LEXINGTON REALTY TRUST
Lexington Realty Trust (NYSE: LXP) is a publicly traded real estate investment trust (REIT) focused on single-tenant industrial real estate investments across the United States. Lexington seeks to expand its industrial portfolio through build-to-suit transactions, sale-leaseback transactions, development projects and other transactions, including acquisitions.

This release contains certain forward-looking statements which involve known and unknown risks, uncertainties and other factors not under Lexington's control which may cause actual results, performance or achievements of Lexington to be materially different from the results, performance, or other expectations implied by these forward-looking statements. These factors include, but are not limited to, those factors and risks detailed in Lexington's periodic filings with the Securities and Exchange Commission. Except as required by law, Lexington undertakes no obligation to publicly release the results of any revisions to those forward-looking statements which may be made to reflect events or circumstances after the occurrence of unanticipated events.
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